As filed with the Securities and Exchange Commission on August 23, 2023

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GINKGO BIOWORKS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-2652913
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

27 Drydock Avenue

8th Floor

Boston, MA 02210

(877) 422-5362

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark Dmytruk

Chief Financial Officer

Ginkgo Bioworks Holdings, Inc.

27 Drydock Avenue

8th Floor

Boston, MA 02210

(877) 422-5362

(Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:

Marko Zatylny Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199 (617) 951-7000	Karen Tepichin General Counsel Ginkgo Bioworks Holdings, Inc. 27 Drydock Avenue 8th Floor Boston, MA 02210 (877) 422-5362

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

The registrant (the “Registrant”) hereby amends this registration statement (the “Registration Statement”) on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Securityholders may not sell these securities or accept an offer to buy these securities until the Securities and Exchange Commission declares the registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 23, 2023

PRELIMINARY PROSPECTUS

GINKGO BIOWORKS HOLDINGS, INC.

5,283,679 Shares of Class A common stock

This prospectus relates to the resale or other disposition from time to time of up to 5,283,679 shares in the aggregate (the “Shares”) of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of Ginkgo Bioworks Holdings, Inc., a Delaware corporation (the “Company”), by the selling securityholders named in this prospectus (each a “Selling Securityholder” and, collectively, the “Selling Securityholders,” which term as used in this prospectus includes their permitted transferees, pledgees, distributees, donees, and successors-in-interest).

The Selling Securityholders may sell, transfer, or otherwise dispose of any or all of their securities on any stock exchange, market, or trading facility on which the securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

We are not offering any shares of our Class A common stock for sale under this prospectus. We will pay certain offering fees and expenses and fees in connection with the registration of our Class A common stock. We will not receive any of the proceeds from the resale of the shares of Class A common stock of Ginkgo by the Selling Securityholders.

Our Class A common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “DNA.” On August 21, 2023, the last reported sale price of our Class A common stock was $1.66 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves risks. See the section entitled “Risk Factors” on page 3 of this prospectus, and any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2023.

You should rely only on the information contained in this prospectus. We have not and the Selling Securityholders have not authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States, neither we, nor the Selling Securityholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration or continuous offering process. By using a shelf registration statement, the Selling Securityholders may sell up to an aggregate of 5,283,679 Shares from time to time in one or more offerings as described in this prospectus. We will not receive any of the proceeds from the sale of the Shares by the Selling Securityholders.

You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information that you should consider when making your investment decision. See the sections entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference” in this prospectus.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to this offering. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to the offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any applicable prospectus supplement. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have filed with the SEC that is incorporated by reference, is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”

In this prospectus, unless the context otherwise requires, “Ginkgo,” the “Company,” “we,” “us,” “our” and similar names refer to Ginkgo Bioworks Holdings, Inc. and its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated herein and therein by reference include forward-looking statements regarding, among other things, the plans, strategies, prospects, current expectations, operations and anticipated results of operations, both business and financial, of Ginkgo. These statements are based on the beliefs and assumptions of the management of Ginkgo. Although Ginkgo believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, Ginkgo cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “will”, “should”, “seeks”, “plans”, “scheduled”, “anticipates” or “intends” or similar expressions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	Ginkgo’s ability to raise financing in the future and to comply with restrictive covenants related to long-term indebtedness;

•	Ginkgo’s ability to retain or recruit, or adapt to changes required in, its founders, senior executives, key personnel or directors;

•	factors relating to the business, operations and financial performance of Ginkgo, including:

•	Ginkgo’s ability to effectively manage its growth;

•	Ginkgo’s exposure to the volatility and liquidity risks inherent in holding equity interests in certain of its customers;

•

rapidly changing technology and extensive competition in the synthetic biology industry that could make the products and processes Ginkgo is developing obsolete or non-competitive unless it continues to collaborate on the development of new and improved products and processes and pursue new market opportunities;

•	Ginkgo’s reliance on its customers to develop, produce and manufacture products using the engineered cells and/or biomanufacturing processes that Ginkgo develops;

•	the timing and realization of Ginkgo’s anticipated sale of certain laboratory equipment;

•	Ginkgo’s ability to comply with laws and regulations applicable to its business; and

•	market conditions and global and economic factors beyond Ginkgo’s control;

•	intense competition and competitive pressures from other companies worldwide in the industries in which Ginkgo operates;

•	litigation, including securities or shareholder litigation, and the ability to adequately protect Ginkgo’s intellectual property rights;

•

the success of Ginkgo’s programs, including Ginkgo’s expectations for the future demand of COVID-19 testing in schools, the growth of Ginkgo’s biomonitoring and bioinformatic support services, the growing efficiency and cost advantage of cell engineering services, and their potential to contribute revenue, and the relative contribution of Ginkgo’s programs to its future revenue, including the potential for future revenue related to downstream value to be in the form of potential future milestone payments, royalties, and/or equity consideration; and

•	other factors detailed under the section entitled “Risk Factors.”

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described in the section entitled “Risk Factors” and elsewhere in this prospectus. The risks described in the section entitled “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of Ginkgo. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can Ginkgo assess the impact of all such risk factors on the business of Ginkgo, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance.

In particular, you should consider the numerous risks described in our Quarterly Report on Form 10-Q for the period ended June 30, 2023, as filed with the SEC on August 9, 2023, any subsequent Quarterly Report on Form 10-Q, and as described or may be described in any subsequent Annual Report on Form 10-K under the heading “Item 1A.Risk Factors,” which are incorporated by reference into this prospectus, and any other documents we file with the SEC that are deemed incorporated by reference into this prospectus and in the “Risk Factors” section in the applicable prospectus supplement. See “Where You Can Find More Information.” Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we make.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to Ginkgo or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. Ginkgo undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. The summary may not contain all the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including “Risk Factors” contained in this prospectus and the documents incorporated by reference herein, before making an investment decision.

The Company

Ginkgo Bioworks Holdings, Inc. is the leading horizontal platform for cell programming, providing flexible, end-to-end services that solve challenges for organizations across diverse markets, from food and agriculture to pharmaceuticals to industrial and specialty chemicals. Ginkgo’s biosecurity and public health unit, Concentric by Ginkgo, is building global infrastructure for biosecurity to empower governments, communities, and public health leaders to prevent, detect and respond to a wide variety of biological threats.

We have incurred net losses since our inception. Our net loss attributable to our stockholders was approximately $173.3 million and $378.3 million for the three and six months ended June 30, 2023, respectively, and $2,104.9 million, $1,830.0 million and $126.6 million for the fiscal years ended December 31, 2022, 2021 and 2020, respectively. As of June 30, 2023, we had an accumulated deficit of approximately $4,775.9 million, and as of December 31, 2022, we had an accumulated deficit of approximately $4,397.7 million. For more information, see “Part II, Item 1A-Risk Factors—Risks Related to Ginkgo’s Business—We have a history of net losses. We expect to continue to incur losses for the foreseeable future, and we may never achieve or maintain profitability” in our Quarterly Report on Form 10-Q for the period ended June 30, 2023, as filed with the SEC on August 9, 2023.

Corporate Information

We were originally incorporated as Soaring Eagle Acquisition Corp. (“SRNG”), a Cayman Islands exempted company, in October 2020 as a special purpose acquisition company, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. SRNG completed its initial public offering in February 2021. In September 2021, SRNG effected a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), pursuant to which SRNG’s jurisdiction of incorporation changed from the Cayman Islands to the State of Delaware (the “Domestication”), and, a wholly owned subsidiary of SRNG merged with and into Ginkgo Bioworks, Inc., a Delaware corporation (the “Merger” and, together with the Domestication, the “Business Combination”), with Ginkgo Bioworks, Inc. surviving the Merger as a wholly owned subsidiary of Soaring Eagle Acquisition Corp. In connection with the Merger, we changed our name to “Ginkgo Bioworks Holdings, Inc.”

Our principal executive offices are located at 27 Drydock Avenue, 8th Floor, Boston, MA 02210.

Our telephone number is (877) 422-5362. Our website address is www.ginkgobioworks.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

As of December 31, 2022, we are no longer an emerging growth company under the Jumpstart Our Business Startups Act of 2012. However, for the years ended December 31, 2022 and 2021 we were an emerging growth company. As an emerging growth company and for so long as we continued to be an emerging growth company, we were permitted to and did rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies.

THE OFFERING

Issuer	Ginkgo Bioworks Holdings, Inc.

Class A common stock offered by the Selling Securityholders	Up to 5,283,679 shares of Class A common stock.

Use of proceeds	The Selling Securityholders will receive all of the proceeds from this offering. We will not receive any of the proceeds from the sale of the shares of Class A common stock by the Selling Securityholders.

Offering price	The Selling Securityholders may sell all or a portion of its shares through public or private transactions at prevailing market prices. See “Plan of Distribution.”

Ticker symbols	“DNA” and “DNA.WS” for our Class A common stock and Public Warrants, respectively.

Risk factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Part II, Item 1A-Risk Factors” in our Quarterly Report on Form 10-Q for the period ended June 30, 2023, as filed with the SEC on August 9, 2023, any subsequent Quarterly Report on Form 10-Q, and as described or may be described in any subsequent Annual Report on Form 10-K under the heading “Item 1A. Risk Factors,” as well as in any other documents we file with the SEC that are deemed incorporated by reference into this prospectus and the “Risk Factors” section in the applicable prospectus supplement.

RISK FACTORS

Investing in our securities involves a high degree of risk. See “Part II, Item 1A-Risk Factors” in our Quarterly Report on Form 10-Q for the period ended June 30, 2023, as filed with the SEC on August 9, 2023, any subsequent Quarterly Report on Form 10-Q, and as described or may be described in any subsequent Annual Report on Form 10-K under the heading “Item 1A. Risk Factors,” as well as in any other documents we file with the SEC that are deemed incorporated by reference into this prospectus and the “Risk Factors” section in the applicable prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase our securities. Before you invest in our securities, you should carefully consider these risks as well as other information we include or incorporate by reference into this prospectus and the applicable prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

USE OF PROCEEDS

All of the shares of Class A common stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Securityholders in disposing of their shares of Class A common stock, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our capital stock is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Charter, our Bylaws and the Warrant-related documents described herein, which are filed with the SEC. We urge you to read each of our Charter, our Bylaws and the Warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized Capital Stock

Ginkgo’s amended and restated certificate of incorporation (the “Charter”) authorizes the issuance of 16,000,000,000 shares of all classes of Ginkgo’s capital stock, consisting of:

•	200,000,000 shares of undesignated preferred stock, par value $0.0001 per share;

•	10,500,000,000 shares of Class A common stock;

•	4,500,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B common stock”); and

•	800,000,000 shares of Class C common stock, par value $0.0001 per share (“Class C common stock”).

Common Stock

Ginkgo has three classes of authorized common stock: Class A common stock, Class B common stock, and Class C common stock (collectively, the “Common Stock”). Generally, Class B common stock can only be issued to, transferred to, and held by Ginkgo’s directors and employees, or trusts or legal entities through which the right to vote the shares of Class B common stock held thereby is exercised exclusively by one or more of Ginkgo’s directors or employees (any such director, employee, trust or legal entity, an “Eligible Holder”), unless otherwise determined by a majority of the Class B Directors (defined below) then serving.

Voting Rights

Class A Common Stock

Holders of Class A common stock are entitled to one (1) vote for each share of Class A common stock held of record by such holder on all matters voted upon by Ginkgo stockholders.

Class B Common Stock

Holders of Class B common stock are entitled to ten (10) votes for each share of Class B common stock held of record by such holder on all matters voted upon by Ginkgo stockholders.

Class C Common Stock

Except as expressly provided in Ginkgo’s Charter or required by applicable law, holders of Class C common stock generally are not entitled to vote on matters voted upon by Ginkgo stockholders. Solely to the extent that a holder of Class C common stock is expressly entitled to vote on any matter pursuant to Ginkgo’s Charter or by applicable law, the holder will be entitled to one (1) vote for each share of Class C common stock held of record by such holder.

Stockholder Votes

Holders of Common Stock generally vote together as a single class on all matters submitted to a vote of Ginkgo stockholders (including the election and removal of directors), unless otherwise provided in Ginkgo’s certificate of incorporation or required by applicable law. Any action or matter submitted to a vote of the Ginkgo stockholders will be approved if the number of votes cast in favor of the action or matter exceeds the number of votes cast in opposition to the action or matter, except that Ginkgo’s directors will be elected by a plurality of the votes cast. Holders of Class A common stock are not entitled to cumulate their votes in the election of Ginkgo’s directors.

Delaware law could require holders of a class of Ginkgo’s capital stock to vote separately as a class on any proposed amendment of Ginkgo’s certificate of corporation if the amendment would increase or decrease the par value of the shares of that class or would alter or change the powers, preferences or special rights of the shares of that class in a manner that affects them adversely.

Holders of Common Stock are not entitled to vote on any amendment to Ginkgo’s Charter that relates solely to the terms of one or more series of Ginkgo’s preferred stock and on which the holders of such affected series are entitled to vote, either separately as a class or together with the holders of one or more other series of Ginkgo’s preferred stock, pursuant to Ginkgo’s Charter or by applicable law.

Stockholder Action by Written Consent

The Charter provides that Ginkgo’s stockholders may act by written consent only if (a) the action to be taken or effected has been approved by the affirmative vote of all of the directors of Ginkgo then serving or (b) the holders of Class B common stock collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo. In all other circumstances, any action required or permitted to be taken by Ginkgo’s stockholders must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by written consent.

Special Meetings of Stockholders

The Charter provides that, except as otherwise required by applicable law, special meetings of Ginkgo’s stockholders may be called only by the Ginkgo Board of Directors (the “Ginkgo Board”), the chairman of the Ginkgo Board, Ginkgo’s chief executive officer or president, or, at any time that the holders of Class B common stock collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo, the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo.

Economic Rights

Except as otherwise expressly provided in Ginkgo’s Charter or required by applicable law, shares of each class of Common Stock have the same rights, powers and preferences and rank equally, share ratably and be identical in all respects as to all matters, including the following:

Dividends and Distributions; Rights upon Liquidation

Subject to the rights of holders of any outstanding series of Ginkgo preferred stock, the holders of shares of each class of Common Stock are entitled to receive ratably, on a per share basis, any dividend or distribution (including upon the liquidation, dissolution or winding up of Ginkgo) paid by Ginkgo, unless otherwise approved by the affirmative vote of the holders of a majority of each of the outstanding shares of Class A common stock, the outstanding shares of Class B common stock, and the outstanding shares of Class C common stock, each voting separately as a class, except that, if a dividend or distribution is paid in the form of shares (or options, warrants or other rights to acquire shares) of Common Stock, then holders of Class A common stock will receive shares (or options, warrants or other rights to acquire shares) of Class A common stock, holders of Class B common stock will receive shares (or options, warrants or other rights to acquire shares) of Class B common stock, and holders of shares of Class C common stock will receive shares (or options, warrants or other rights to acquire shares) of Class C common stock.

Subdivisions, Combinations and Reclassifications

If Ginkgo subdivides or combines any class of Common Stock with any other class of Common Stock, then each class of Common Stock must be subdivided or combined in the same proportion and manner, unless otherwise approved by the affirmative vote of the holders of a majority of each of the outstanding shares of Class A common stock, the outstanding shares of Class B common stock, and the outstanding shares of Class C common stock, each voting separately as a class.

Mergers and Other Extraordinary Transactions

The Charter provides that, in the event of certain extraordinary transactions affecting Ginkgo (including certain transactions resulting in a change of control of Ginkgo, the acquisition by a third party of assets of Ginkgo generating at least 50% of Ginkgo’s revenues on a consolidated basis, or any merger or consolidation of Ginkgo), shares of each class of Common Stock will be entitled to receive ratably, on a per share basis, any consideration paid or otherwise distributed to, or rights received by, Ginkgo stockholders, or into which such shares are converted or for which such shares are exchanged, in connection with such extraordinary transaction (including with respect to the form, amount and timing thereof), unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock, the holders of a majority of the outstanding shares of Class B common stock and the holders of a majority of the outstanding shares of Class C common stock, each voting separately as a class, except that, to the extent that such consideration is paid in the form of securities or other equity interests, holders of Class B common stock may receive a class, series or other form of such securities or other equity interests each having voting power that is ten (10) times greater than the voting power of any security or other equity interest received by holders of Class A common stock and holders of Class C common stock may receive a class, series or other form of such securities or other equity interests having no voting power.

Additionally, the Charter prohibits Ginkgo from entering into any agreement with respect to a tender or exchange offer by a third party unless such agreement provides for consideration to be paid or distributed to, or rights to be received by, Ginkgo stockholders in the manner provided in the paragraph immediately above.

Equal Value upon Disposition

The Charter provides that, in the case of any disposition of Class B common stock for value, the value paid in respect of such share of Class B common stock must be equal to the prevailing price per share of Class A common stock at the time of such disposition for value. Ginkgo may (and expects to) from time to time establish restrictions, policies and procedures relating to transfers and dispositions of shares of Class B common stock as it deems necessary or advisable.

Earn-outs Applicable to Certain Equity Holders of Old Ginkgo

In connection with the Merger, equity holders of Ginkgo Bioworks, Inc. (“Old Ginkgo”) received approximately 188.7 million shares of Common Stock (the “Earnout Consideration”), which are subject to forfeiture to the extent that the vesting conditions described below are not satisfied on or before the fifth anniversary of September 16, 2021 (the “Closing Date” and such period, the “Earnout Period”). If at any point during the trading hours of a trading day, for any 20 trading days within any period of 30 consecutive trading days during the Earnout Period, the trading price per share of the Company’s Class A common stock is greater than or equal to:

•	$12.50, then 25% of the Earnout Consideration will immediately vest;

•	$15.00, then an additional 25% of the Earnout Consideration will immediately vest;

•	$17.50, then an additional 25% of the Earnout Consideration will immediately vest; and

•	$20.00, then the remaining 25% of the Earnout Consideration will immediately vest.

The first earnout target of $12.50 was met on November 15, 2021 and, as a result, approximately 38.8 million earnout shares became vested and outstanding.

Conversion

Optional Conversion

Holders of Class B common stock have the right to convert shares of their Class B common stock into fully paid and non assessable shares of Class A common stock, on a one-to-one basis, at the option of the holder at any time upon written notice to Ginkgo’s transfer agent.

Automatic Conversion

Generally, shares of Class B common stock will convert automatically into Class A common stock upon the holder of such shares ceasing to be an Eligible Holder (whether as a result of the holder’s termination, resignation or removal as a director or employee of Ginkgo, the transfer of such shares to an individual, trust or entity that is not an Eligible Holder, a person other than a director or employee of Ginkgo gaining any direct or indirect right to vote such shares, or otherwise), unless otherwise determined by the affirmative vote of a majority of the directors of Ginkgo then serving who qualify as “independent” in accordance with the requirements of the securities exchange on which equity securities of Ginkgo are then listed for trading. A determination by the secretary of the Ginkgo that an event has occurred that triggers the automatic conversion of Class B common stock into Class A common stock will be conclusive and binding; however, a holder of Class B common stock (or Class A common stock into which Class B common stock has converted) who believes in good faith that such determination is in error may appeal such determination to the Ginkgo Board, in which case, the determination of the Ginkgo Board (including as to whether or not to review such determination) will be conclusive and binding.

Conversion Policies and Procedures

Ginkgo may (and expects to) establish from time to time certain restrictions, policies and procedures relating to the general administration of its multi-class stock structure and the conversion of Class B common stock to Class A common stock. Adoption or amendment of any such policy or procedure must be approved by the affirmative vote of a majority of Ginkgo’s directors and, if any Class B Director is then serving, at least one Class B Director (defined below).

Registration Rights

Each of the Share Purchase Agreement, dated June 17, 2022, by and among Ginkgo International Holdings, Inc. (our indirect, wholly owned subsidiary), Altar SAS, and the sellers named therein (the “Altar Purchase Agreement”) and the Asset Purchase Agreement, dated April 3, 2023, by and among Ginkgo, Ginkgo Bioworks, Inc. (our wholly owned subsidiary) and StrideBio, Inc. (the “StrideBio Purchase Agreement”) granted registration rights to certain Ginkgo stockholders. The Altar Purchase Agreement grants certain Ginkgo stockholders the right to require, subject to certain conditions and limitations, that Ginkgo register for resale securities held by such stockholders, while the StrideBio Purchase Agreement includes “piggyback” registration rights with respect to certain registrations initiated by Ginkgo. The registration of shares of Class A common stock pursuant to the exercise of any of these registration rights would enable the applicable Ginkgo stockholders to resell such shares without restriction under the Securities Act of 1933, as amended (the “Securities Act”) when the applicable registration statement is declared effective. Ginkgo will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Altar Purchase Agreement and the StrideBio Purchase Agreement.

Other Rights

The Charter and Ginkgo’s amended and restated bylaws (the “Bylaws”) do not provide for any preemptive or subscription rights with respect to the Common Stock, and there are no redemption or sinking fund provisions applicable to the Common Stock. All the outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

Preferred Stock

The Charter authorizes the Ginkgo Board, to the fullest extent permitted by applicable law, to issue up to an aggregate of 200,000,000 shares of Ginkgo preferred stock in one or more series from time to time by resolution, without further action by Ginkgo’s stockholders, and to fix the powers (which may include full, limited or no voting power), designations, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series (which rights may be greater than the rights of any or all of the classes of Common Stock) and any qualifications, limitations or restrictions thereof. The issuance of Ginkgo preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments or payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deterring or preventing a change of control or other corporate action. No shares of preferred stock are currently outstanding, and there is no present plan to issue any shares of preferred stock.

Other Constituencies

In acknowledgment of our goal of serving all of our stakeholders over the long term, the Charter provides that, in addition to any other considerations which the Ginkgo Board, any committee thereof, or any individual director lawfully may take into account in determining whether to take or refrain from taking corporate action on any matter, including making or declining to make any recommendation to our stockholders, our board of directors, any committee thereof, or any individual director may, in his, her, or its discretion, consider the long-term as well as the short-term interests of Ginkgo, taking into account and considering, as deemed appropriate, the effects of such action on our (a) stockholders and (b) other stakeholders, including our workforce, customers, suppliers, academic researchers, governments and communities, in the case of (b), as may be identified or revised by the Ginkgo Board from time to time. The Charter also provides that nothing in the Charter or any other governing document, policy, or guideline adopted by us will (i) create any duty owed by any director to any person or entity to consider, or afford any particular weight to, any of the foregoing matters or to limit his or her consideration thereof or (ii) other than as vested in our stockholders to the extent provided under applicable law, be construed as creating any rights against any director or us. These constituency provisions grant discretionary authority only to the extent consistent with and permitted by law, and do not confer third-party beneficiary status on any person or entity.

Election, Appointment and Removal of Directors

Until the time at which the outstanding shares of Class B common stock cease to represent at least 2% of all of the outstanding shares of Common Stock, the holders of Class B common stock, voting separately as a class, will be entitled to nominate and elect a number of directors equal to 25% (rounded up to the nearest whole number) of the total number of directors constituting the Ginkgo Board (each such director, a “Class B Director”). All other directors of Ginkgo will be elected by the holders of all classes of Common Stock, voting together as a single class.

The total number of directors constituting the Ginkgo Board will be fixed from time to time by Ginkgo’s Board, but will be subject to adjustment to ensure that the total number of directors that the holders of Class B common stock are entitled to nominate and elect is at least 25% of the total number of directors constituting the Ginkgo Board.

The Charter provides that any Class B Director may be removed from office (a) with cause, only by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of Class B common stock and (b) without cause, by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo, voting together as a single class. Any director of Ginkgo other than a Class B Director may be removed from office, with or without cause, by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo, voting together as a single class.

The Charter provides that vacant directorships, including vacancies resulting from any increase in the total number of directors constituting the Ginkgo Board, may be filled only by the Ginkgo Board. Vacancies with respect to any Class B Director may be filled only by the remaining Class B Directors.

Committees of the Board of Directors

The Ginkgo Board has established, and will maintain, an audit committee, a nominating and corporate governance committee and a compensation committee, and may establish such other committees as it determines from time to time. For so long as any of Jason Kelly, Reshma Shetty, Austin Che, Bartholomew Canton or Thomas F. Knight, Jr. (each, a “Founder”) serves as a director of Ginkgo holds shares of Class B common stock, such director will not be permitted to serve as a member of the compensation committee of the Ginkgo Board. Subject to applicable requirements of the securities exchange on which equity securities of Ginkgo are then listed for trading, at any time that any Class B Director is serving as a director of Ginkgo, each committee (other than the compensation committee) of the Ginkgo Board must include at least one Class B Director unless a majority of the Class B Directors then serving approve the formation and composition of such committee.

Action by the Ginkgo Board of Directors to Terminate a Founder

Ginkgo may not terminate the employment of any Founder for cause, or materially and adversely reduce the responsibilities, title or position of such Founder for cause, without the prior written consent of such Founder, or make any determination that an event has occurred with respect to such Founder that constitutes “cause” (as that term or any similar concept may be defined or used in any agreement relating to the employment of such Founder by Ginkgo or any of its subsidiaries or any policy of Ginkgo or any of its subsidiaries applicable to the employment of such Founder), unless such termination, reduction or determination has been approved by at least 75% of the directors of Ginkgo then in office.

Ginkgo may not terminate the employment of any Founder other than for cause, or materially and adversely reduce the responsibilities, title or position of such Founder other than for cause, without the prior written consent of such Founder, unless such termination or reduction has been approved by at least 75% of the directors of Ginkgo then in office and, if any Founder who is not the subject of the action requiring such approval is then serving as a director of Ginkgo, at least one director of Ginkgo who is a Founder.

Anti-Takeover Effects of the Charter and the Bylaws

The Charter and Bylaws contain certain provisions that may delay, discourage or impede efforts by another person or entity to acquire control of Ginkgo. We believe that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons or entities seeking to acquire control of us to first negotiate with the Ginkgo Board, which we believe may result in improvement of the terms of any such acquisition in favor of Ginkgo’s stockholders. However, these provisions also give the Ginkgo Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the securities exchange on which Ginkgo’s equity securities are then listed for trading. These additional shares of capital stock may be used for a variety of corporate purposes, including growth acquisitions, corporate finance transactions, and issuances under our Equity Incentive Plan (“EIP”) and our Employee Stock Purchase Plan (“ESPP”). The existence of authorized but unissued and unreserved capital stock could discourage or impede an attempt to obtain control of Ginkgo by means of a proxy contest, tender offer, merger, or otherwise.

Amendment of Certificate of Incorporation or Bylaws

The DGCL generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as applicable, imposes a higher voting standard.

The Charter provides that certain provisions thereof may be adopted, amended, altered or repealed only upon the affirmative vote of the holders of at least two-thirds of the voting power of all of the outstanding shares of capital stock of Ginkgo. Such provisions include those relating to (i) stockholder action by written consent, (ii) special meetings of stockholders, (iii) the Ginkgo Board (including the election, appointment and removal of directors), (iv) termination of the employment of any Founder, material and adverse reduction of the responsibilities, title or position of any Founder without the prior written consent of such Founder, or determination that an event has occurred with respect to any Founder that constitutes “cause”, (v) limitation of the personal liability of Ginkgo’s directors, and (vi) Ginkgo’s waiver of the corporate opportunity doctrine.

The Charter provides that Ginkgo’s Bylaws may be adopted, amended, altered or repealed by the Ginkgo Board or by the affirmative vote of the holders of at least two-thirds of the voting power of all of the outstanding shares of capital stock of Ginkgo (or, if the Ginkgo Board has recommended that stockholders approve such modification to Ginkgo’s Bylaws, the affirmative vote of a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo).

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes of control of Ginkgo or its management such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Ginkgo Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of Ginkgo and to reduce Ginkgo’s vulnerability to an unsolicited acquisition proposal. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Ginkgo’s shares and, as a consequence, may inhibit fluctuations in the market price of the Company’s shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Multi-Class Structure

As described above, the Charter provides for a multi-class stock structure, which gives Ginkgo’s directors and employees (including the Founders) and certain of their affiliated entities and trusts, for so long as they continue to collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo, significant influence over all matters requiring stockholder approval, including the election of Ginkgo’s directors and significant corporate transactions, such as a merger or other sale of Ginkgo or all or substantially all of its assets.

No Cumulative Voting for Directors

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Charter does not provide for cumulative voting. As a result, the holders of shares of Common Stock representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo will be able to elect all of the directors (other than the Class B Directors) then standing for election.

Vacancies on the Ginkgo Board

The Charter authorizes only the Ginkgo Board to fill vacant directorships, including vacancies resulting from any increase in the total number of directors constituting the Ginkgo Board. In addition, the total number of directors constituting the Ginkgo Board is permitted to be changed only by the Ginkgo Board, subject to the requirement that at least 25% of the total number of Ginkgo’s directors be Class B Directors (for so long as the outstanding shares of Class B common stock continue to represent at least 2% of all the outstanding shares of Common Stock). These provisions could prevent a stockholder from increasing the total number of Ginkgo’s directors and then gaining control of the Ginkgo Board.

Special Meetings of Stockholders, Action by Written Consent, and Advance Notice Requirements for Stockholder Proposals

Special Meetings of Stockholders

The Charter permits special meetings of Ginkgo’s stockholders to be called only by the Ginkgo Board, the chairman of the Ginkgo Board, Ginkgo’s chief executive officer or president, or, at any time that the holders of Class B common stock collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo, the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo. These provisions might delay the ability of Ginkgo’s stockholders to force consideration of a proposal or to take any action, including with respect to the removal of any of Ginkgo’s directors from office.

Stockholder Action by Written Consent

The Charter provides that Ginkgo’s stockholders may act by written consent only if (a) the action to be taken or effected has been approved by the affirmative vote of all of the directors of Ginkgo then serving or (b) the holders of Class B common stock collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo. As a result, if the holders of Class B common stock were to cease to collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo, Ginkgo’s stockholders would not be able to take action by written consent on any matter and would only be able to take action at an annual or special meeting of stockholders, unless the Ginkgo Board had unanimously approved the action to be taken or effected.

Advance Notice Requirement for Stockholder Proposals and Director Nominations

The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the Ginkgo Board. In order for any matter to be “properly brought” before a meeting (and thereby considered or acted upon at such meeting), a stockholder will have to comply with certain advance notice requirements and provide Ginkgo with certain information. Stockholders at an annual meeting will only be permitted to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Ginkgo Board or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and has delivered a timely notice, in the form and manner specified in the Bylaws, of such stockholder’s intention to bring such business before the meeting. These provisions might preclude Ginkgo’s stockholders from bringing matters before our annual meeting of stockholders or from nominating candidates for election to the Ginkgo Board, or might discourage or impede an attempt by a potential acquirer of Ginkgo to conduct a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise obtain control of Ginkgo.

Business Combinations

Ginkgo has elected not to be subject to Section 203 of the DGCL. Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:

(1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of Ginkgo’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Because Ginkgo has opted out of Section 203 of the DGCL in the Charter, Section 203 of the DGCL will not apply to Ginkgo.

Warrants

As of July 31, 2023, there are outstanding an aggregate of 51,824,895 warrants to acquire Class A common stock (the “Warrants”).

At the effective time of the domestication pursuant to which SRNG’s jurisdiction of incorporation was changed from the Cayman Islands to the State of Delaware, each warrant to purchase SRNG ordinary shares (each, a “SRNG Warrant”) that was issued and outstanding, and not terminated pursuant to its terms, was converted into a warrant to purchase shares of Common Stock on the same terms and conditions as were in effect with respect to such SRNG Warrant immediately prior to the effective time.

At the effective time of the Merger Agreement (the “Merger Agreement”) dated May 11, 2021, by and among Old Ginkgo, SRNG and SEAC Merger Sub Inc., each warrant to purchase shares of Old Ginkgo capital stock (each, an “Old Ginkgo Warrant”) that was outstanding and unexercised, other than such Old Ginkgo Warrants that were automatically exercised in full by virtue of the occurrence of the Merger, were assumed by Ginkgo and converted into a warrant to purchase shares of Class A common stock on the same terms and conditions as were in effect with respect to such Old Ginkgo Warrant immediately prior to the effective time, with appropriate adjustments.

Public Warrants

Ginkgo’s publicly-traded warrants (the “Public Warrants”) entitle the holder to acquire Class A common stock. Each whole Public Warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, beginning 30 days after the Closing Date, provided that Ginkgo has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to such Class A common stock is available (or Ginkgo permits holder to exercise their respective warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a holder may exercise its Public Warrants only for a whole number of shares of Class A common stock. This means only a whole Public Warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless holder has at least five units, such holder will not be able to receive or trade a whole warrant. The Public Warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Redemption of Warrants for Cash

Once the Warrants become exercisable, Ginkgo may call the Warrants for redemption for cash:

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the reported closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock sub-divisions, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before Ginkgo sends the notice of redemption to the warrant holders.

If and when the Warrants become redeemable by Ginkgo, Ginkgo may exercise its redemption right even if Ginkgo is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Ginkgo has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Ginkgo issues a notice of redemption of the Warrants, each warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock sub-divisions, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption Procedures and Cashless Exercise

If Ginkgo calls the Warrants for redemption as described above, Ginkgo’s management will have the option to require any holder that wishes to exercise his, her or its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” Ginkgo’s management will consider, among other factors, Ginkgo’s cash position, the number of Warrants that are outstanding and the dilutive effect on Ginkgo’s stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of its Warrants. If Ginkgo management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of the Class A common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the Ginkgo management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.

Ginkgo believes this feature is an attractive option to Ginkgo if Ginkgo does not need the cash from the exercise of the Warrants. If Ginkgo calls the Warrants for redemption and Ginkgo’s management does not take advantage of this option, the holders of private placement warrants (the “Private Placement Warrants”) and their permitted transferees would still be entitled to exercise their Private Placement Warrants or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.

A holder of a Warrant may notify Ginkgo in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A common stock is increased by a share capitalization payable in shares of Class A common stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of common stock entitling holders to purchase Class A common stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) the quotient of (x) the price per share of Class A common stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Ginkgo, at any time while the Warrants are outstanding and unexpired, pays a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination or reclassification of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding share of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A common stock (other than those described above or that solely affects the par value of such Class A common stock), or in the case of any merger or consolidation of Ginkgo with or into another corporation (other than a consolidation or merger in which Ginkgo is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Ginkgo as an entirety or substantially as an entirety in connection with which Ginkgo is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Ginkgo. In connection with the Merger, Continental Stock Transfer & Trust Company assigned the warrant agreement to Computershare Trust Company, N.A. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any defective provision, or mistake, including to conform the provisions of the warrant agreement to the description of the terms of the Warrants and the warrant agreement set forth herein, (ii) adjusting the provisions relating to cash dividends on Class A common stock as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants, provided that the approval by the holders of at least 50% of the then outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders of Public Warrants, and, solely with respect to any amendment to the terms of the Private Placement Warrants, a majority of the then outstanding Private Placement Warrants. You should review a copy of the warrant agreement, which is filed with the SEC, for a complete description of the terms and conditions applicable to the Warrants.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Ginkgo, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Warrants and receive Class A common stock. After the issuance of Class A common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Placement Warrants

The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until thirty (30) days after the Closing Date

(except in limited circumstances) and they will not be redeemable by Ginkgo for cash so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees.

The initial purchasers of the Private Placement Warrants, or their permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. Except as described in this section, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold in the IPO, including that they may be redeemed for shares of Class A common stock. If the Private Placement Warrants are held by holders other than the Sponsor or their permitted transferees, the Private Placement Warrants will be redeemable by Ginkgo and exercisable by the holders on the same basis as the Public Warrants included in the units that were sold in the IPO.

Exclusive Forum

The Bylaws provide that, unless Ginkgo otherwise consents in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have subject matter jurisdiction, another state or federal court located within the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for resolution of (a) any derivative action or proceeding brought on behalf of Ginkgo, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of Ginkgo to Ginkgo or any of Ginkgo’s stockholders, or any claim for aiding and abetting such an alleged breach, (c) any action governed by the “internal affairs doctrine” or arising pursuant to any provision of Ginkgo’s Charter or Bylaws, or to interpret, apply, enforce or determine the validity of Ginkgo’s Charter or Bylaws, or (d) any action asserting a claim against Ginkgo or any current or former director, officer, employee, agent or stockholder of Ginkgo (i) arising pursuant to any provision of the DGCL or (ii) as to which the DGCL confers jurisdiction on the Chancery Court. The foregoing will not apply, however, to any action, claim or proceeding as to which the Chancery Court (or, if applicable, another state or federal court located within the State of Delaware) determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten (10) days following such determination).

Notwithstanding the foregoing, unless Ginkgo otherwise consents in writing, the federal district courts of the United States will be the exclusive forum for the resolution of any action, claim or proceeding arising under the Securities Act.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and stockholders of corporations for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), the personal liability of Ginkgo’s directors for damages for any breach of fiduciary duty as a director.

The Bylaws provide that, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), Ginkgo must indemnify and hold harmless and advance expenses to any of its directors and officers who is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Ginkgo or, while serving as a director or officer of Ginkgo, is or was serving at the request of Ginkgo as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity. Ginkgo also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for Ginkgo’s directors, officers, and certain employees for some liabilities. Ginkgo believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Charter and the Bylaws may discourage stockholders from bringing lawsuits against Ginkgo’s directors for breach of their fiduciary duty.

These provisions also may have the effect of reducing the likelihood of derivative litigation against Ginkgo’s directors and officers, even though such an action, if successful, might otherwise benefit Ginkgo and its stockholders. In addition, your investment in Ginkgo may be adversely affected to the extent that Ginkgo pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of Ginkgo’s directors, officers, or employees for which indemnification is sought.

Corporate Opportunities

The Charter provides for the renouncement by Ginkgo of any interest or expectancy of Ginkgo in, or being offered an opportunity to participate, in any matter, transaction, or interest that is presented to, or acquired, created, or developed by, or which otherwise comes into the possession of, any director of Ginkgo who is not an employee of Ginkgo or any of its subsidiaries, unless such matter, transaction, or interest is presented to, or acquired, created, or developed by, or otherwise comes into the possession of, that director first in that director’s capacity as a director of Ginkgo.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, Ginkgo’s stockholders will have appraisal rights in connection with a merger or consolidation of Ginkgo. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of Ginkgo’s stockholders may bring an action in Ginkgo’s name to procure a judgment in Ginkgo’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Ginkgo’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Warrant Agent

Computershare Trust Company, N.A. is the transfer agent for Class A common stock and the warrant agent for the Warrants.

Listing of Class A Common Stock and Warrants

The Class A common stock and the Public Warrants are listed on the NYSE under the symbols “DNA” and “DNA.WS,” respectively.

SELLING SECURITYHOLDERS

The Selling Securityholders may from time to time offer and sell any or all of the shares of Class A common stock set forth below, including shares of Class A common stock that are issuable to the Selling Stockholders pursuant to (i) the Altar Purchase Agreement; (ii) the StrideBio Purchase Agreement; and (iii) the Share Purchase Agreement, dated March 11, 2022, by and among Ginkgo International Holdings, Inc., FGen, and the sellers named therein, pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in Class A common stock other than through a public sale.

The following table is based primarily on information provided to us by the Selling Securityholders indicating the shares of Class A common stock they wished to be covered by this registration statement and that are eligible for sale under this prospectus. A Selling Securityholder may have sold or transferred some or all of the shares of Class A common stock indicated below with respect to such Selling Securityholder and may in the future sell or transfer some or all of the Class A common stock indicated below, in each case in transactions exempt from the registration requirements of the Securities Act, rather than under this prospectus. We cannot advise you as to whether the Selling Securityholder will in fact sell any or all of such shares of Class A common stock. For purposes of this table, we have assumed that the Selling Securityholder will have sold all of the shares of Class A common stock covered by this prospectus upon the completion of the offering. We have based percentage ownership on 1,600,988,177 shares of Class A common stock outstanding as of July 31, 2023.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

Name of Selling Securityholders	Number of Shares Beneficially Owned Prior to Offering	Percentage of Shares Beneficially Owned Prior to Offering	Number of Shares Offered Hereby	Number of Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned After Offering
Selling Securityholders	5,283,679	<1%	5,283,679	5,283,679	<1%

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares of Class A common stock pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares of Class A common stock registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares of Class A common stock in this offering. See “Plan of Distribution.”

For information regarding transactions between us and the Selling Securityholders, see “Item 13. Certain Relationships and Related Transactions, and Director Independence—Certain Relationships and Related Party Transactions” in our Annual Report on Form 10-K for the annual period ended December 31, 2022, as filed with the SEC on March 13, 2023.

PLAN OF DISTRIBUTION

We are registering the offer and sale, from time to time, by the Selling Securityholders of up to 5,283,679 shares of Class A common stock. We will not receive any of the proceeds from the sale of Class A common stock by the Selling Securityholders.

Once issued and upon effectiveness of the registration statement of which this prospectus forms a part, the Class A common stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.

The Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	one or more underwritten offerings;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	distributions to their members, partners or stockholders;

•	settlement of short sales entered into after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

To the extent required, the shares of Class A common stock to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

The Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Class A common stock in the course of hedging the positions they assume. The Selling Securityholders may also sell the shares of Class A common stock short and deliver these securities to close out their short positions, or loan or pledge the shares of Class A common stock to broker-dealers that in turn may sell these shares. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholders also may in the future resell a portion of Class A common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

Selling Securityholders may use this prospectus in connection with resales of shares of Class A common stock. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of Class A common stock and any material relationships between us and the Selling Securityholders. In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of Class A common stock. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholder, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the Class A common stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the

Class A common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of Class A common stock against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

Ropes & Gray LLP has passed upon the validity of the Class A common stock offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, and the effectiveness of our internal control over financial reporting as of December 31, 2022, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited Zymergen Inc.’s consolidated financial statements for the year ended December 31, 2021, as set forth in their report, which is incorporated by reference in our Current Report on Form 8-K dated October 19, 2022, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Zymergen Inc.’s financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3, including exhibits, under the Securities Act, with respect to the Class A common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the Class A common stock offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Neither we nor the Selling Securityholders have authorized any person to provide you with different information. The Class A common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of Class A common stock offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. We also maintain a website at www.ginkgobioworks.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 13, 2023;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023 and June 30, 2023, as filed with the SEC on May 10, 2023 and August 9, 2023, respectively.

•

our Current Reports on Form 8-K, as filed with the SEC on October  19, 2022; January  11, 2023; January  27, 2023; March  1, 2023; March  10, 2023; May  10, 2023; June  20, 2023; August  9, 2023; and August 23, 2023; and

•

the description of our Common Stock contained in our Registration Statement on Form 8-A, as filed with the SEC on September 16, 2021, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to: Ginkgo Bioworks Holdings, Inc., Investor Relations, 27 Drydock Avenue, 8th Floor, Boston, MA 02210 or you may call us at (877) 422-5362.

Copies of these filings are also available, without charge, on the SEC’s website at www.sec.gov and on our website at www.ginkgobioworks.com as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this prospectus.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of Class A common stock being registered hereby.

Expense	Estimated Amount
SEC registration fee		$960.73
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Financial printing and miscellaneous expenses	$	*

Total	$	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 15.	Indemnification of Officers and Directors.

Section 145 of the DGCL permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made if such person must have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought must determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The amended and restated certificate of incorporation and the bylaws of the registrant provide for indemnification by the registrant of its directors, senior officers and employees to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation must not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The amended and restated certificate of incorporation of the registrant provides for such limitation of liability.

We have entered into indemnification agreements with each of our directors and officers in which we have agreed to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of our company or our subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

We have purchased and intend to maintain insurance on behalf of the registrant and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 16.	Exhibits.

Exhibit Number	Description of Document

2.1†	Agreement and Plan of Merger, dated as of July 24, 2022, by and among Ginkgo Bioworks Holdings, Inc., Pepper Merger Subsidiary Inc. and Zymergen Inc. (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 25, 2022).

2.2†	Merger Agreement, dated as of May 11, 2021, by and among Soaring Eagle Acquisition Corp., SEAC Merger Sub Inc. and Ginkgo Bioworks, Inc. (incorporated by reference to Exhibit 2.1 of SRNG’s Current Report on Form 8-K filed with the SEC on May 11, 2021).

2.3	Amendment to the Agreement and Plan of Merger, dated as of May 14, 2021, by and among Soaring Eagle Acquisition Corp., SEAC Merger Sub Inc. and Ginkgo Bioworks, Inc. (incorporated by reference to Exhibit 2.1 to SRNG’s Quarterly Report on Form 10-Q (File No. 001-40097) for the quarter ended March 31, 2021, filed with the SEC on May 24, 2021).

4.1	Specimen Class A common stock Certificate of Ginkgo Bioworks Holdings, Inc. (incorporated by reference to Exhibit 4.5 to Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-256121), filed with the SEC on August 4, 2021).

4.2	Description of Capital Stock (incorporated by reference to Exhibit 4.2 of Ginkgo’s Annual Report on Form 10-K filed with the SEC on March 13, 2023).

4.3	Warrant Agreement, dated as of February 23, 2021, by and among Soaring Eagle Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of SRNG’s Current Report on Form 8-K (File No. 001-40097), filed with the SEC on February 26, 2021).

4.4	Assignment and Assumption Agreement, dated as of September 16, 2021, by and among Ginkgo Bioworks Holdings, Inc., Continental Stock Transfer & Trust Company and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.4 to Ginkgo’s Annual Report on Form 10-K filed with the SEC on March 29, 2022).

5.1*	Opinion of Ropes & Gray LLP.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm of Ginkgo Bioworks Holdings, Inc.

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm of Zymergen Inc.

23.3*	Consent of Ropes & Gray LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on signature page).

107*	Filing Fee Table.

*	Filed herewith
†

The annexes, schedules, or certain exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; ; and (ii) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boston, State of Massachusetts, on August 23, 2023.

Ginkgo Bioworks Holdings, Inc.

By:	/s/ Jason Kelly
Jason Kelly
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jason Kelly and Mark Dmytruk as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Jason Kelly Jason Kelly	Chief Executive Officer and Founder; Director (Principal Executive Officer)	August 23, 2023

/s/ Mark Dmytruk Mark Dmytruk	Chief Financial Officer (Principal Financial Officer)	August 23, 2023

/s/ Steven Coen Steven Coen	Chief Accounting Officer (Principal Accounting Officer)	August 23, 2023

/s/ Reshma Shetty Reshma Shetty	President, Chief Operating Officer, Founder; Director	August 23, 2023

/s/ Arie Belldegrun Arie Belldegrun	Director	August 23, 2023

/s/ Marijn Dekkers Marijn Dekkers	Director	August 23, 2023

/s/ Kathy Hopinkah Hannan Kathy Hopinkah Hannan	Director	August 23, 2023

/s/ Christian Henry Christian Henry	Director	August 23, 2023

/s/ Reshma Kewalramani Reshma Kewalramani	Director	August 23, 2023

/s/ Shyam Sankar Shyam Sankar	Director	August 23, 2023

/s/ Harry E. Sloan Harry E. Sloan	Director	August 23, 2023